Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

The Board of Directors

NTELOS Holdings Corp.:

We consent to the incorporation by reference in the Registration Statements No. 333-132772, 333-132771, 333-132769 and 333-166622 on Form S-8 and Registration Statement No. 333-182343 on Form S-3 of our report dated February 28, 2013, with respect to the consolidated balance sheets of NTELOS Holdings Corp. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2012, and our report dated February 28, 2013 on NTELOS Holdings Corp.’s effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the 2012 Annual Report on Form 10-K of NTELOS Holdings Corp.

/s/ KPMG LLP

Richmond, Virginia
February 28, 2013